UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

DIGITAL MUSIC GROUP, INC.

(Exact name of registrant specified in its charter)

Delaware	000-51761	20-3365526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2151 River Plaza Drive, Suite 200, Sacramento, California	95833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (916) 239-6010

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2007, Karen Davis submitted to DMGI a letter of resignation as Interim Chief Executive Officer and as Chief Financial Officer, effective October 19, 2007. Pursuant to the terms of her employment agreement, Ms. Davis’s resignation will be a voluntary termination entitling her to compensation and benefits through October 19, 2007, and nothing thereafter.

Barth Ballard, DMGI’s Vice President - Operations, was promoted by the Board of Directors of DMGI to Vice President – Operations & Marketing, and he also will serve as DMGI’s Interim Chief Executive Officer until the closing of the pending business combination transaction between DMGI and The Orchard Enterprises Inc. (“Orchard”). Mr. Ballard is an at-will employee of DMGI. Upon his appointment as Vice President – Operations & Marketing and Interim Chief Executive Officer, Mr. Ballard’s annual base salary was increased from $120,000 to $150,000. DMGI had previously committed to pay Mr. Ballard a retention bonus equal to one-fourth of his annual base salary in the event he remains employed by DMGI until completion of the pending business combination transaction between DMGI and Orchard. DMGI is also obligated to pay Mr. Ballard severance for three months in the event his employment by DMGI is terminated following completion of such transaction or his services as an executive officer of DMGI in Sacramento, California are no longer required.

Mr. Ballard, age 40, has worked at DMGI since April 17, 2006 in various leadership roles in operations and marketing, and since July 10, 2007 as Vice President – Operations. Prior to DMGI, Mr. Ballard directed the internet and direct marketing efforts for HCE Inc., a yacht charter and event company; served on the marketing committee for the California Travel and Tourism Commission; and maintained a consulting practice focused on marketing communications and search engine marketing from 2001 through 2006. Prior to operating his consulting practice, Mr. Ballard served in various consumer marketing roles at Levi Strauss & Co. Mr. Ballard has a BA degree in English from the University of California, Davis.

Effective from September 25, 2007, Cliff Haigler, age 51, rejoined DMGI as Interim Chief Financial Officer. Since April 2006, Mr. Haigler has been a self-employed private investor and, since July 2007, Mr. Haigler has served as Chief Financial Officer of Trans-India Acquisition Corporation (AMEX: TIL). From August 2005 to March 2006, Mr. Haigler served as DMGI’s Chief Financial Officer, and he was a co-founder of DMGI in April 2005. From October 2004 to August 2005, Mr. Haigler was Senior Vice President of Strategic Business Development for Mphasis Corporation, one of India’s largest public outsourcing firms serving Fortune 500 clients. From February 2004 to September 2004, Mr. Haigler was Chief Financial Officer of Steve and Barry’s University Sportswear, a national apparel retailer. From 1994 to February 2004, Mr. Haigler, served as President of Haigler Investments, a consulting services firm to various corporations in a range of industries. Mr. Haigler holds a BA degree in Finance from the University of Texas at Austin and an MBA degree from the Harvard Business School. Mr. Haigler is a Chartered Financial Analyst and a member of the Chartered Financial Institute.

Effective from September 25, 2007, Richard Rees, age 47, rejoined DMGI as Interim Vice President – Business Development. Since January 2007, Mr. Rees has served as a principal of Business Ventures Corp, an Austin, Texas-based investment banking firm. Mr. Rees served as DMGI’s Vice President of Business Development from April 2005 through December 2006, as DMGI’s Corporate Secretary from April 2005 through March 2006, as a member of DMGI’s Board of Directors from April 2005 to February 2006, and he was a co-founder of DMGI in April 2005. Since 1998, Mr. Rees has been a member and President of Rio Bravo Entertainment LLC, doing business as Psychobaby, a record label and digital music distributor.

Each of Messrs. Haigler and Rees has entered into a non-exclusive Services Agreement with DMGI that is terminable by either party at any time and automatically upon the earlier of December 31, 2007 or the consummation of the pending business combination transaction between DMGI and Orchard. The Services Agreements obligate DMGI to pay $6,000 per month to each of Messrs. Haigler and Rees, and require them to each devote a majority of their time to their respective management duties at DMGI. The foregoing description of the Services Agreements does not purport to be complete descriptions thereof and is qualified in its entirety by reference to the text of the Services Agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 of this Current Report on Form 8-K.

Item 8.01	Other Events.

On September 24, 2007, DMGI issued a press release announcing that the foregoing management changes had occurred. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Services Agreement between Digital Music Group, Inc. and Cliff Haigler dated September 25, 2007

10.2	Services Agreement between Digital Music Group, Inc. and Richard Rees dated September 25, 2007

99.1	Press Release dated September 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL MUSIC GROUP, INC.

Date: September 28, 2007	By:	/s/ BARTH BALLARD
	Name:	Barth Ballard
	Title:	Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Description
10.1	Services Agreement between Digital Music Group, Inc. and Cliff Haigler dated September 25, 2007

10.2	Services Agreement between Digital Music Group, Inc. and Richard Rees dated September 25, 2007

99.1	Press Release dated September 24, 2007